Exhibit 99.1
PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com
Ormat Technologies, Inc. Reports Record First Quarter 2009 Results
Q1 net income increased 45.2% to $14.5 million;
Q1 total revenues increased 44.0% to $99.9 million with record Products Segment revenues of
$37.3 million.
RENO, Nevada, May 11, 2009 — Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the first quarter 2009.
For the three month period ended March 31, 2009, total revenues were $99.9 million, an increase of 44.0% from $69.4 million in the first quarter of 2008, consisting of a $3.1 million increase in revenues from the Electricity Segment, and a $27.4 million increase in revenues from the Products Segment.
For the quarter, the Company reported net income of $14.5 million or $0.32 per share (basic and diluted), as compared to net income of $10.0 million, or $0.24 per share (basic and diluted), for the same period a year ago. The increase in net income is primarily attributable to an increase in sales within the Products Segment primarily derived from EPC contracts for the construction of two large geothermal projects and additional energy generated year-over-year in our Electricity Segment.
Commenting on the quarter’s results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “Growth continued during the quarter with improvements in both our revenues and net income. Revenue from our Products Segment accounted for a significant portion of this quarter’s growth. Revenues from our Products Segment are expected to continue to grow throughout the year with an expected increase of 20% to 30% compared to last year. An increase in generation in our Electricity Segment compared to last year also contributed to our record results but its impact was not fully reflected, primarily because of lower energy rates at our Puna facility, the only facility which is sensitive to oil prices. While North Brawley has not yet reached commercial operation, the 35 MW expansion of our Olkaria III power plant in Kenya, is operating as planned.
“In March 2009, we received the first $90.0 million out of a $105 million project financing loan for the Olkaria III power plants. This additional capital, when combined with operating cash flow and $241.1 million of unutilized secured lines of credit with banks, will fund our growth plans that are expected to add 72 MW to 84 MW over the next two years, and to include approximately $30 million for exploration in 2009 alone, to support projects beyond 2010.”

Electricity revenues for the first quarter of 2009 were $62.6 million, an increase of 5.2% as compared to $59.5 million in the first quarter of 2008. The increase in electricity revenues is primarily attributable to a net increase in the U.S. and international generation to 889,693 MWh for the quarter, up from 732,266 MWh in the same period of 2008, an increase of 21.5%. Revenues, however, increased at a lower percentage due to the decline in the energy rate in Puna and the expiration of the “adder” payment in Heber 1.
Revenues from the Products Segment for the three-month period ended March 31, 2009 were $37.3 million, compared to $9.9 million in 2008. The increase in the Products Segment revenues was primarily derived from EPC contracts for the construction of two large geothermal projects.
Adjusted EBITDA for the first quarter of 2009 was $35.9 million, as compared to $27.5 million in the same quarter last year. Adjusted EBITDA includes operating income and depreciation and amortization totaling $1.5 million for each of the quarters ended March 31, 2009 and 2008 related to the Company’s unconsolidated investment interest of 50% in the Mammoth complex in California. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.
Cash and cash equivalents as of March 31, 2009 increased to $42.7 million from $34.4 million as of December 31, 2008. In addition, we have unutilized committed bank lines of credits aggregating $241.1 million.
On May 8, 2009, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.06 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income. The dividend will be paid on May 27, 2009 to shareholders of record as of the close of business on May 20, 2009. The Company expects to pay a dividend of $0.06 per share in the next two quarters.
Commenting on the outlook for 2009, Ms. Bronicki said, “With regard to our Electricity Segment, due to the delays in the commercial operation of North Brawley we expect electricity revenues for 2009 to be between $265 million and $275 million. We also expect additional revenues of approximately $9 million from our share of electricity revenues generated by the Mammoth complex, the investment in which is accounted for under the equity method. With respect to our Products Segment, we currently expect that our 2009 revenue will be between $110 million and $120 million.”
Ms. Bronicki concluded, “These excellent results reflect the strong fundamentals of our development and enhancement activities as well as customer support for our proven technology. Our already strong capital base positions us well for the future as we continue to invest in our growth.”
Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 a.m. U.S. EDT on Monday, May 11, 2009. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Event Calendar in the Investor Relations section of Ormat’s website.
A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. A replay will be available from 11:00 a.m. EDT on May 11, 2009 through 11:59 p.m. EDT, May 18, 2009. Please call: (800) 642 1687 (U.S. and Canada) or (706) 645 9291 (International) and enter the code 96561575.

About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has built over approximately 1,200 MW of plants half for its own account and half as supplies to utilities and developers. Ormat current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2 and Peetz; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria; in Nicaragua — Momotombo and in New Zealand — GDL.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three-month periods Ended March 31, 2009 and 2008
(Unaudited)

	Three Months Ended March 31,
	2009	2008 (1)
	(in thousands, except per share amounts)

Revenues:
Electricity	$62,638	$59,519
Products	37,251	9,868

Total revenues	99,889	69,387

Cost of revenues:
Electricity	43,884	38,676
Products	24,243	8,050

Total cost of revenues	68,127	46,726

Gross margin	31,762	22,661
Operating expenses:
Research and development expenses	801	696
Selling and marketing expenses	4,301	3,519
General and administrative expenses	7,535	6,027

Operating income	19,125	12,419

Other income (expense):
Interest income	152	1,046
Interest expense	(3,290)	(4,786)
Foreign currency translation and transaction (losses	(2,560)	(183)
Impairment of auction rate securities	(280)	(328)
Income attributable to sale of equity interests	4,168	3,316
Other non-operating income, net	130	40

Income before income taxes and equity in income of investees	17,445	11,524

Income tax provision	(3,489)	(2,071)
Equity in income of investees	550	539

Net income	14,506	9,992
Net loss attributable to noncontrolling interest	79	72

Net income attributable to the Company’s stockholders	$14,585	$10,064

Earnings per share attributable to the Company’s stockholders — basic and diluted	$0.32	$0.24

Weighted average number of shares used in computation of earnings per share:
Basic	45,353	42,163

Diluted	45,405	42,271

(1)	Amounts have been reclassified to reflect the implementation of SFAS No. 160, Nonctrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 151.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of March 31, 2009 and December 31, 2008
(Unaudited)

	March 31,	December 31,
	2009	2008
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$42,711	$34,393
Restricted cash, cash equivalents and marketable securities	41,673	24,439
Receivables:
Trade	57,393	49,839
Related entity	546	338
Other	9,216	15,654
Due to Parent	2,068	1,085
Inventories	12,724	13,724
Costs and estimated earnings in excess of billings on uncompleted contracts	12,849	6,982
Deferred income taxes	4,423	3,003
Prepaid expenses and other	14,303	16,222

Total current assets	197,906	165,679
Long-term marketable securities	1,873	1,994
Restricted cash, cash equivalents and marketable securities	2,792	2,951
Unconsolidated investments	32,743	30,559
Deposits and other	16,006	16,876
Deferred income taxes	14,315	13,965
Property, plant and equipment, net	975,997	958,186
Construction-in-process	422,536	386,501
Deferred financing and lease costs, net	19,969	19,240
Intangible assets, net	44,057	44,853

Total assets	$1,728,194	$1,640,804

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$100,171	$103,336
Billings in excess of costs and estimated earnings on uncompleted contracts	30,245	15,670
Current portion of long-term debt:
Limited and non-recourse	11,513	6,676
Senior secured notes (non-recourse)	20,088	20,085
Due to Parent, including current portion of notes payable to Parent	9,732	16,616

Total current liabilities	171,749	162,383
Long-term debt, net of current portion:
Limited and non-recourse	91,345	7,814
Revolving credit lines with banks (full recourse)	80,000	100,000
Senior secured notes (non-recourse)	252,099	252,060
Notes payable to Parent, net of current portion	9,600	9,600
Liability associated with sale of equity interests	111,089	113,327
Deferred lease income	74,338	74,427
Deferred income taxes	38,351	33,231
Liability for unrecognized tax benefits	3,657	3,425
Liabilities for severance pay	16,303	17,640
Asset retirement obligation	13,696	13,438

Total liabilities	862,227	787,345

Equity:
The Company’s stockholders’ equity:
Common stock	45	45
Additional paid-in capital	702,567	701,273
Retained earnings	155,875	144,465
Accumulated other comprehensive income	528	645

	859,015	846,428
Noncontrolling interest	6,952	7,031

Total equity	865,967	853,459

Total liabilities and equity	$1,728,194	$1,640,804

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of adjusted EBITDA
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization, equity income of investees and other non-operating expense (income). We calculate adjusted EBITDA to include operating income, depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth complex. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three-month periods ended March 31, 2009 and 2008:

	Three Months Ended March 31,
	2009	2008
	(in thousands)

Net income	$14,506	$9,992
Adjusted for:
Equity in income of investees	(550)	(539)
Interest expense, net (including amortization of deferred financing costs)	3,138	3,740
Other non-operating income	(1,458)	(2,845)
Income tax provision	3,489	2,071
Depreciation and amortization	15,233	13,631

EBITDA	34,358	26,050
Equity in income of Mammoth-Pacific L.P.	550	539
Depreciation, amortization, interest and taxes attributable to the Company’s equity in Mammoth-Pacific L.P.	989	919

Adjusted EBITDA	$35,897	$27,508